TREATY
Energy Corporation

PURCHASE AND SALE OF BUSINESS AGREEMENT

THIS PURCHASE AND SALE OF BUSINESS AGREEMENT (the "Agreement") made and entered into this 15th day of September, 2011 (the "Execution Date"),

BETWEEN:

Kimano N'laja Barrow of 70 Bella Vista, Belize City, Belize, and
Alfredo Antonio Acosta of #9 North End Estates, Belize City, Belize
(collectively and individually the "Seller")

OF THE FIRST PART

and

Treaty Energy Corporation of 201 St Charles Ave. Suite 2506
(the "Purchaser")

OF THE SECOND PART

BACKGROUND:

1. The Seller is the owner of all the issued and outstanding shares (the "Shares") of Paradise Energy, LTD of 1440 Coney Drive, Belize City Belize, C.A. (the "Corporation") which carries on the business of oil & gas exploration and production under the operating name Paradise Energy, LTD in the Country of Belize.
2. The Purchaser is a company incorporated under the laws of Nevada with registered offices at 201 St Charles Ave., New Orleans, LA 70170, which carries on the business of oil and gas exploration and production.
3. The Seller desires to sell all the Shares to the Purchaser, and the Purchaser desires to buy all the Shares.

IN CONSIDERATION of the provisions contained in this Agreement and for other good and valuable consideration, the receipt and sufficiency of which consideration is acknowledged, the parties agree as follows:

Definitions

4. The following definitions apply in the Agreement:

   a. ""Closing" means the completion of the purchase and sale of the Shares as described in this Agreement by the payment of agreed consideration, and the transfer to the purchaser of title to the Shares.

   b. "Environmental Law" means any and all statutes, regulations, common laws or any other directives having force of law pertaining to protection of the environment including but not limited to all laws affecting the production, manufacture, storage, transport and disposal of Hazardous Materials.

   c. "Hazardous Material" means any material or substance of any description that could reasonably be expected to cause harm or damage to the health of man or any other living organism.

   d. "Parties" means both the Seller and the Purchaser and "Party" means any one of them.

   e. "Restricted common stock" means the shares are restricted under rule 144A of the US Securities act of 1933 from resale for a minimum period of 6 months from the date of issuance.

Sale

4. Subject to the terms and conditions of this Agreement, and in reliance on the representations, warranties, and conditions set out in this Agreement, the Seller agrees to sell the Shares to the Purchaser and the Purchaser agrees to purchase the Shares from the Seller.

Purchase Price

5. The price to be paid by the Purchaser to the Seller for the Shares will be:
   a) US$120,000.00 to be paid by issuance of common stock in Treaty Energy Corporation common stock ("the Stock");
   b) US$150,000.00 US Dollars paid over a three-year period together with interest at a rate of US$4,500 per month for a total of US$162,000; and
   c) the assignment of an Overriding Royalty to the Seller or its assigns ("the Assignment"), together constituting the Total Purchase Price. (The "Total Purchase Price").
6. The Stock will be priced at .03 cents, or 4,000,000 shares.

7. The Purchaser agrees to assign, as part of the purchase price, an Overriding Royalty to seller, or its assigns, based on the following formula, as outlined in the original PSA.
   Overriding Royalty
   1. n. [Oil and Gas Business] ID: 11435

   A percentage share of production, or the value derived from production, which is free of all costs of drilling and producing, and is created by the lessee or working interest owner and paid by the lessee or working interest owner.

   Daily Average Production   SELLERS ORI%

First 10,000 barrels	11%
Next 10,000 barrels	6%
Next 10,000 barrels	2%
Next 10,000 barrels	2%
Any volume over first 40,000 barrels.	2%

8. The Parties agree to co-operate in the filing of elections under the *Internal Revenue Code* and under any other applicable taxation legislation, in order to give the required or desired effect to the allocation of the Total Purchase Price.

Closing

9. The Closing of the purchase and sale of the Shares will take place upon:
   1) the Purchaser issuing the Stock to the Seller,
   2) the Seller executing the forms and documents evidencing the transfer of signing authority and control of the bank accounts of the Corporation;
   3) the Seller providing the Purchaser with duly executed transfers of the Shares; and
   4) the Seller delivering to the Purchaser endorsed share certificates representing the Shares, and the Seller will take all steps necessary for the Corporation to enter the Purchaser, or its nominee, on the books of the Corporation, as the holder of the Shares, after the Seller has obtained the necessary approval by the Central Bank of Belize to own shares in the Corporation

and is expected to take place on or before the 30th day of September, 2011 (the "Closing Date") at the offices of the Seller or at such other time and place as the Parties mutually agree.

Payment

10. The Purchaser is responsible for paying all applicable taxes, including federal sales tax, state sales tax, duties, and any other taxes or charges payable that are necessary to give effect to the transfer of the Shares from the Seller to the Purchaser.

Seller's Representations and Warranties

11. The Seller represents and warrants to the Purchaser that:

a. The Seller has full legal authority to enter into and exercise its obligations under this Agreement.

b. The Corporation is a corporation duly incorporated or continued, validly existing, and in good standing and has all requisite authority to carry on business as currently conducted.

c. The Seller is the absolute beneficial owner of the Shares, free and clear of any liens, charges, encumbrances or rights of others, and is exclusively entitled to dispose of the Shares.

d. There has been no act or omission by the Seller that would give rise to any valid claim relating to a brokerage commission, finder's fee, or other similar payment.

e. The Seller is a resident of the Country of Belize for the purposes of Taxes.

f. The Corporation is not bound by any written or oral pension plan or collective bargaining agreement or obligated to make any contributions under any retirement income plan, deferred profit sharing plan or similar plan.

g. There are no claims threatened or pending against the Corporation by any current or past employee, officer, or director relating to any matter arising from or relating to the individual.

h. The Corporation is operating in accordance with all applicable laws, rules, and regulations of the jurisdictions in which it is carried on. In compliance with such laws, the Seller has duly licensed, registered, or qualified the Corporation with the appropriate public authorities.

i. The Corporation has not produced, manufactured, stored, transported or disposed of any Hazardous Materials of any kind and to the best knowledge of the Seller, no discharge, leakage or release of Hazardous Materials, whether accidental or otherwise, has occurred for which the Purchaser could ultimately become liable. There are no ongoing, pending, threatened or anticipated civil or criminal actions, enquiries or investigations with regard to the breach of any applicable Environmental Laws.

j. The trademarks and trade names used in carrying on the Corporation are owned exclusively and validly by the Corporation. The trademarks and trade names are duly registered with the appropriate public authorities in order that the rights associated with the trademarks and trade names are protected. To the best knowledge of the Seller and the officers of the Corporation, there are no claims of infringement existing against the patents, trademarks, copyrights or any other trade names used by the Corporation.

k. Any trademarks and trade names used in whole or in part in or required for the proper carrying on of the Corporation are validly and beneficially owned by and for the sole and exclusive use of the Corporation.

l. The conduct of the Corporation does not infringe on the patents, trademarks, trade names or copyrights, domestic or foreign of any other person, firm or corporation to the best knowledge of the officers of the Corporation.

m. The Corporation has filed all tax reports and returns required in the operation of the Corporation and has paid all taxes owed to all taxing authorities, including

foreign taxing authorities, except amounts that are being properly contested by the Seller, the details of this contest having been provided to the Purchaser.

n. This Agreement has been duly executed and delivered by the Seller and constitutes a legal and binding obligation of the Seller, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy and insolvency, by other laws affecting the rights of creditors generally, and by equitable remedies granted by a court of competent jurisdiction.

12. The representations and warranties given in this Agreement are the only representations and warranties. No other representation or warranty, either expressed or implied, has been given by the Seller to the Purchaser.

13. The Seller warrants to the Purchaser that each of the representations and warranties made by it is accurate and not misleading at the Closing Date. The Seller acknowledges that the Purchaser is entering into this Agreement in reliance on each warranty and representation.

14. The Seller's representations and warranties will survive the Closing Date of this Agreement for a period of one year, after which time, if no claim has been made by the Purchaser against the Seller regarding the breach or inaccuracy of a representation or warranty, the Seller will have no further liability with regard to any of the representations or warranties given in this Agreement.

15. Where the Purchaser has a claim against the Seller relating to one or more representations or warranties made by the Seller, the Seller will have no liability to the Purchaser unless the Purchaser provides notice in writing to the Seller containing full details of the claim on or before the third anniversary of the Closing Date.

16. Where the Purchaser has a claim against the Seller relating to one or more representations or warranties made by the Seller, and the Purchaser is entitled to recover damages from a third party then the amount of the claim against the Seller will be reduced by the recovered or recoverable amount less all reasonable costs incurred by the Purchaser in recovering the amount from the third party.

Purchaser's Representations and Warranties

17. The Purchaser represents and warrants to the Seller the following:

a. The Purchaser has full legal authority to enter into and exercise its obligations under this Agreement.

b. The incorporated Purchaser is a corporation duly incorporated or continued, validly existing, and in good standing and has all requisite authority to carry on business as currently conducted.

c. The incorporated Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to carry out its obligations under this Agreement. The execution and delivery of this Agreement, and this transaction has been duly authorized by all necessary corporate action on the part of the incorporated Purchaser.

d. The Purchaser has funds available to pay the full Total Purchase Price and any expenses accumulated by the Purchaser in connection with this Agreement and the Purchaser has not incurred any obligation, commitment, restriction, or liability of any kind, absolute or contingent, present or future, which would adversely affect its ability to perform its obligations under this Agreement.

e. The Purchaser has not committed any act or omission that would give rise to any valid claim relating to a brokerage commission, finder's fee, or other similar payment.

f. The Purchaser is a resident of the United States for the purposes of the *Internal Revenue Code.*

g. This Agreement has been duly executed by the Purchaser and constitutes a legal and binding obligation of the Purchaser, enforceable in accordance with its terms, except as enforcement may be limited by bankruptcy and insolvency, by other laws affecting the rights of creditors generally, and by equitable remedies granted by a court of competent jurisdiction.

h. The Purchaser has no knowledge that any representation or warranty given by the Seller in this Agreement is inaccurate or false.

i. The execution and performance of this Agreement will not violate any other contract to which the Purchaser is a party.

j. All terms & fees of the current PSA will be brought into full compliance within 90 days of the execution of this agreement.

17. The representations and warranties given in this Agreement are the only representations and warranties. The Purchaser has given no other representation or warranty, either expressed or implied, to the Seller.

18. The Purchaser warrants to the Seller that each of the representations and warranties made by it is accurate and not misleading at the date of Closing. The Purchaser acknowledges that the Seller is entering into this Agreement in reliance on each warranty and representation.

19. The Purchaser's representations and warranties will survive Closing for a period of one year, after which time, if no claim has been made by the Seller against the Purchaser regarding the breach or inaccuracy of a representation or warranty, the Purchaser will have no further liability with regard to any of the representations or warranties given in this Agreement.

20. Where the Seller has a claim against the Purchaser relating to one or more representations or warranties made by the Purchaser, the Purchaser will have no liability to the Seller unless the Seller provides notice in writing to the Purchaser containing full details of the claim on or before the third anniversary of the Closing Date.

21. Where the Seller has a claim against the Purchaser relating to one or more representations or warranties made by the Purchaser, and the Seller is entitled to recover damages from a third party then the amount of the claim against the Purchaser will be reduced by the recovered or recoverable amount less all reasonable costs incurred by the Seller in recovering the amount from the third party.

Conditions Precedent to be Performed by the Purchaser

21. The obligation of the Seller to complete the sale of the Shares under this Agreement is subject to the satisfaction of the following conditions precedent by the Purchaser, on or before the Closing Date, each of which is acknowledged to be for the exclusive benefit of the Seller and may be waived by the Seller entirely or in part:

a. All of the representations and warranties made by the Purchaser in this Agreement will be true and accurate in all material respects on the Closing Date.

b. The Purchaser will obtain or complete all forms, documents, consents, approvals, registrations, declarations, orders, and authorizations from any person or any governmental or public body, required of the Purchaser in connection with the execution of this Agreement.

c. The Seller will receive a legal opinion from the Purchaser's counsel confirming the representations and warranties given by the Purchaser in this Agreement.

d. Purchaser will establish a new, 5 Member, board of directors to which Seller will have the option to appoint 2 Member.

Conditions Precedent to be Performed by the Seller

22. The obligation of the Purchaser to complete the purchase of the Shares under this Agreement is subject to the satisfaction of the following conditions precedent by the Seller, on or before the Closing Date, each of which is acknowledged to be for the exclusive benefit of the Purchaser and may be waived by the Purchaser entirely or in part:

a. All of the representations and warranties made by the Seller in this Agreement will be true and accurate in all material respects on the Closing Date.

b. The Seller will obtain and complete any and all forms, documents, consents, approvals, registrations, declarations, orders, and authorizations from any person or governmental or public body that are required of the Seller for the proper execution of this Agreement and transfer of the Shares to the Purchaser.

c. The Seller will have executed all documentation necessary to transfer the Shares to the Purchaser.

d. The Seller will provide the Purchaser with complete information concerning the operation of the Corporation, in order to put the Purchaser in a position to carry on in the place of the Seller.

e. The Purchaser will receive a legal opinion from the Seller's counsel confirming the representations and warranties given by the Seller in this Agreement.

Disclosure

23. Upon the reasonable request of the Purchaser, the Seller will, from time to time, allow the Purchaser and its agents, counsel, accountant, employees, or other representatives to have unrestricted access to the premises of the Corporation and to all of the books, records, documents, and accounts of the Corporation, during normal business hours, between the date of this Agreement and the Closing Date, in order for the Purchaser to confirm the representations and warranties given by the Seller in this Agreement.

Conditions Precedent Not Satisfied

24. If the Seller fails to satisfy any condition precedent set out in this Agreement on or before the Closing Date, and the Purchaser does not waive the condition, this Agreement will be of no effect on the Closing Date and there will be no liability between the Parties.

25. If the Purchaser fails to satisfy any condition precedent set out in this Agreement on or before the Closing Date, and the Seller does not waive the condition, this Agreement will be of no effect on the Closing Date and there will be no liability between the Parties.

Employees

26. The Purchaser agrees to hire selected employees of the Corporation (the "Transferred Employees"), effective as of the Close of this Agreement. The offers of employment will be subject to execution of this Agreement. Prior to the Closing Date the Purchaser will make itself available to discuss with each Transferred Employee the terms of the individual employment offers.

27. The Seller will deliver to the Purchaser prior to the Closing Date, such resignations or terminations of each officer or employee of the Corporation that is not a Transferred Employee, each such resignation or termination will be effective as of the Closing Date. The Seller will pay all employee compensation incurred by it up to and including the Closing Date and including all salaries, benefits, bonuses including Share bonuses and Share options and any other compensation owing to all employees up to and including the Closing Date. The Seller will be responsible for all severance benefits, vacation days, sick days, personal days and other compensated time off accrued by all employees up to and including the Closing Date.

28. The Seller is in compliance with all applicable foreign and domestic statutory rules and regulations respecting employment and employment practices and has withheld and reported all amounts required by law with respect to wages and salaries and the Seller is

not liable for any accrued taxes or penalties and is not liable or in arrears to any government or private pension, social security or unemployment insurance authority. The Seller indemnifies the Purchaser for any future liabilities relating to employment and employment practices where the subject of the liability occurred prior to or on the Closing Date.

29. To the best knowledge of the Seller no labor dispute is currently in progress, pending or threatened involving the Transferred Employees of the Corporation that would interfere with the normal productivity or production schedules of the Corporation.

Transfer of Third Party Contracts

32. This Agreement should not be construed as an assignment of any third party contract from the Seller to the Purchaser if the assignment would be a breach of the third party contract. All contracts to stay in force with the acquired company.

33. The Seller will not be liable for any losses, costs or damages of any kind including loss of revenue or decrease in value of the Corporation resulting from the failure of the Purchaser to acquire the assignment of any third party contracts.

Indemnity Respecting Liabilities

35. The Seller will indemnify and save the Purchaser harmless from and against all claims, loss, damage, liability or expense which the Purchaser may suffer in regards to any liability or obligation arising out of the ownership or operation of the Corporation prior to and including the Closing Date.

Notices

36. Any notices or deliveries required in the performance of this Agreement will be deemed completed when hand-delivered, delivered by agent, or seven (7) days after being placed in the post, postage prepaid, to the Parties at the addresses contained in this Agreement or as the Parties may later designate in writing.

Expenses/Costs

37. The Parties agree to pay all their own costs and expenses in connection with this Agreement.

Dividends

38. Any dividends earned by the Shares and payable on or before the Closing Date of this Agreement will belong to the Seller and any dividends earned by the Shares and payable after the Closing of this Agreement will belong to the Purchaser.

39. Any rights to vote attached to the Shares will belong to the Seller on or before the Closing Date and will belong to the Purchaser after the Closing Date.

Confidentiality

40. The Seller and the Purchaser will hold confidential all information (the "Confidential Information") pertaining to this Agreement including, but not limited to, the terms of this Agreement, the Total Purchase Price, the Parties to this Agreement, and the subject matter of this Agreement as well as any written or oral information obtained about the respective Parties that is not currently in the public domain. Confidential Information will not include the following:

    a. Information generally known in the respective industries of the Purchaser and the Seller.

    b. Information that enters the public domain through no fault of the Purchaser or the Seller.

c. Information that is independently created by the Purchaser or the Seller respectively without direct or indirect use of information obtained during the course of negotiations for this Agreement.

d. Information that is rightfully obtained by the Purchaser or the Seller from a third party who has the right to transfer or disclose the information.

41. The Seller and the Purchaser may disclose any Confidential Information relating to this Agreement to any of its employees, agents and advisors where there is a need to know in relation to this Agreement and where the personnel agree to be legally bound by the same burdens of confidentiality.

42. The Seller agrees to indemnify the Purchaser against any and all harm suffered by the Purchaser for any breach of confidentiality by the personnel of the Seller.

43. The Purchaser agrees to indemnify the Seller against any and all harm suffered by the Seller for any breach of confidentiality by the personnel of the Purchaser.

44. The confidentiality restrictions in this Agreement will continue to apply after the Closing Date of this Agreement without any limit in time.

Mediation and Arbitration

45. In the event a dispute arises out of or in connection with this Agreement, the Parties will attempt to resolve the dispute through friendly consultation.

46. If the dispute is not resolved within a reasonable period then any or all outstanding issues may be submitted to mediation in accordance with any statutory rules of mediation. If mediation is not successful in resolving the entire dispute or is unavailable, any outstanding issues will be submitted to final and binding arbitration in accordance with the laws of Belize. The arbitrator's award will be final, and judgment may be entered upon it by any court having jurisdiction within the Country of Belize.

Severability

47. The Parties acknowledge that this Agreement is reasonable, valid, and enforceable; however, if any part of this Agreement is held by a court of competent jurisdiction to be invalid, it is the intent of the Parties that such provision be reduced in scope only to the extent deemed necessary to render the provision reasonable and enforceable and the remainder of the provisions of this Agreement will in no way be affected or invalidated as a result.

48. Where any provision in this Agreement is found to be unenforceable, the Purchaser and the Seller will then make reasonable efforts to replace the invalid or unenforceable provision with a valid and enforceable substitute provision, the effect of which is as close as possible to the intended effect of the original invalid or unenforceable provision.

Governing Law

49. This Agreement will be governed by and construed in accordance with the laws of Belize.

Jurisdiction

50. The courts of Belize are to have jurisdiction to settle any dispute arising out of or in connection with this Agreement.

General Provisions

51. This Agreement contains all terms and conditions agreed to by the Parties. Statements or representations which may have been made by any Party to this Agreement in the negotiation stages of this Agreement may in some way be inconsistent with this final written Agreement. All such statements are declared to be of no value to either Party. Only the written terms of this Agreement will bind the Parties.

52. This Agreement may only be amended or modified by a written instrument executed by all of the Parties.

53. A waiver by one Party of any right or benefit provided in this Agreement does not infer or permit a further waiver of that right or benefit, nor does it infer or permit a waiver of any other right or benefit provided in this Agreement.

54. This Agreement will not be assigned either in whole or in part by any Party without the written consent of the other Party.

55. This Agreement will pass to the benefit of and be binding upon the Parties' respective heirs, executors, administrators, successors, and permitted assigns.

56. The clauses, paragraphs, and subparagraphs contained in this Agreement are intended to be read and construed independently of each other. If any part of this Agreement is held to be invalid, this invalidity will not affect the operation of any other part of this Agreement.

57. All of the rights, remedies and benefits provided in this Agreement will be cumulative and will not be exclusive of any other such rights, remedies and benefits allowed by law or equity.

58. Time is of the essence in this Agreement.

59. This Agreement may be executed in counterparts.

60. Headings are inserted for the convenience of the Parties only and are not to be considered when interpreting this Agreement. Words in the singular mean and include the plural and vice versa. Words in the masculine gender include the feminine gender and vice versa. Words in the neuter gender include the masculine gender and the feminine gender and vice versa.

IN WITNESS WHEREOF the Parties have duly affixed their signatures under hand and seal on this ______________ day of September, 2011.

______________________ (Witness)	______________________ Kimano N'laja Barrow (Seller)
______________________ (Witness)	______________________ Alfredo Antonio Acosta (Seller)
______________________ (Witness)	Treaty Energy Corporation (Purchaser) ______________________ Andrew Reid, CEO,Chairman